UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PAVMED INC.

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PAVMED INC.

One Grand Central Place, Suite 4600

New York, New York 10165

IMPORTANT INFORMATION FOR ANNUAL MEETING

Dear PAVmed Inc. Stockholders:

We are writing to notify you of additional information that may be important in connection with your vote at our annual meeting of stockholders scheduled to be held on June 26, 2019.

On or about May 1, 2019, we furnished to you with proxy materials for the annual meeting, including a proxy statement, describing the proposals to be voted upon at the annual meeting, which include, among other things, proposals to increase the number of shares of common stock we are authorized to issue, to approve the issuance of shares of our common stock for the purposes of the Nasdaq Listing Rule 5635 and to approve an increase in the size of our incentive equity plan.

Subsequent to the dissemination of the proxy statement, as described in the supplement to the proxy statement that accompanies this letter, certain developments have occurred with respect to our capitalization. The supplement amends and supplements the proxy statement to include information about these developments.

The supplement contains important additional information, including information not described in the proxy statement. Therefore, it is important that you read the supplement in its entirety. The information contained in the supplement should be read in conjunction with the proxy statement, including information contained therein relating to the procedure for submitting or revoking a previously executed proxy or changing your vote after having mailed your signed proxy card or given voting instructions to your broker, bank or other nominee.

Sincerely,

/s/ Lishan Aklog, M.D.
Lishan Aklog, M.D.
Chairman and Chief Executive Officer

May 20, 2019

SUPPLEMENT NO. 1

TO

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2019

DATED MAY 20, 2019

ABOUT THIS SUPPLEMENT

This supplement (this “Supplement”) amends and supplements the definitive proxy statement of PAVmed Inc. (the “Company”) dated April 30, 2019 that was first sent or given to the Company’s stockholders on May 1, 2019 (the “Proxy Statement”). The Proxy Statement was furnished to all of the Company’s stockholders as of the close of business on April 29, 2019 in connection with the solicitation by the Company’s board of directors (the “Board”) of proxies for use at its annual meeting of stockholders to be held on June 26, 2019 (the “Annual Meeting”). This Supplement, which will be distributed to the Company’s stockholders on or about May 20, 2019, also is being furnished by the Board in connection with such solicitation. This Supplement amends and supplements the Proxy Statement as described below. All capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings given to them in the Proxy Statement.

This Supplement contains important additional information about the proposals to be considered at the Annual Meeting, including information not described in the Proxy Statement. Therefore, it is important that you read this Supplement in its entirety. The information contained herein should be read in conjunction with the Proxy Statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This Supplement does not contain all of the information that is important to your decisions with respect to voting on the proposals that will be presented to stockholders at the Annual Meeting. Additional information is contained in the Proxy Statement. To the extent the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement shall amend and supersede the information contained in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged and important for you to review. Accordingly, the Company urges you to read this Supplement carefully and in its entirety and together with the Proxy Statement.

ADDITIONAL INFORMATION

On May 8, 2019, the Company sold 2,000,000 shares of its common stock in a public offering at a price of $1.00 per share (the “Offering”). The Offering was made by the Company directly to potential purchasers, without an underwriter or placement agent, on a best efforts basis. The Company estmates that the net proceeds of the Offering, after deducting the estimated expenses of the Offering, were approximately $1,985,000.

In connection with the Offering, on May 8, 2019, Lishan Aklog, M.D., the Company’s Chairman and Chief Executive Officer, and Pavilion Venture Partners LLC, an entity controlled by Dr. Aklog, waived the right to exercise the 2,453,596 Series Z Warrants held by them, until the Company’s stockholders have approved an increase in the number of shares of common stock the Company is authorized to issue. Without this waiver, the Company would not have been able to complete the Offering, as the number of shares issued and outstanding, plus the number of shares reserved for issuance, would have exceeded the number of authorized shares of common stock.

At the Annual Meeting, the Company’s stockholders will vote on a proposal to amend the Company’s certificate of incorporation, as amended, to increase the total number of shares of common stock the Company is authorized to issue by 25,000,000 shares, from 75,000,000 shares to 100,000,000 shares. Accordingly, if you vote in favor of such proposal, Dr. Aklog and Pavilion Venture Partners LLC’s right to exercise their Series Z Warrants will be revived.